Nuveen AMT-Free Municipal Income Fund N-2ASR

Exhibit 99.(n)(2)

KPMG LLP

Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 26, 2024, with respect to the financial statements and financial highlights of Nuveen AMT-Free Municipal Credit Income Fund.

Chicago, Illinois
February 25, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.